Exhibit 10.1

March 22, 2005

Mr. W. Dave Brining
Executive Vice President – Marketing & Client Services
Max Re Ltd.
Max Re House
2 Front Street
Hamilton HM 11
Bermuda

Dear Dave:

Per your request, effective April 1, 2005, you will retire and your employment at Max Re Capital Ltd. and Max Re Ltd. (collectively, the “Company”) will terminate. The Company may from time to time ask you to attend industry conferences or business meetings during the next twenty-four months, for which your reasonable travel expenses will be reimbursed. It is mutually agreed that any attendance of such conferences by you will not alter the arrangements set forth herein. As of the beginning of your retirement, you will no longer have authority to bind the Company and will not represent to third parties that you have such authority or that you are an agent of the Company. Further, you acknowledge that you are resigning from the board of directors of Max Re Managers Ltd. and that you will no longer be, or represent to third parties that you are, an authorized signatory of Grand Central Re Limited.

Salary and Benefits. Your current salary of $430,000 per annum will continue through March 31, 2007. It is mutually agreed that on March 31, 2005, your salary of $860,000 for the two year period ending March 31, 2007 shall be deemed paid in full in advance and applied to the outstanding loan obligation you owe to Max Re Capital Ltd., as described more fully below. Max Re Ltd. will continue to pay your medical, disability and life insurance benefits as they currently exist through The Argus Group (or any other carrier that the Company may use in offering such benefits to its employees) until March 31, 2007. In addition, to the extent that the Company continues to arrange access for employees to financial planning services of The Ayco Company, L.P. (“Ayco”) and to the extent permitted by Ayco, you shall be permitted to access such services at the Company’s negotiated rate through March 31, 2007; provided, however, that you will be responsible for all fees incurred by you for such services and you shall arrange for Ayco to bill you directly for such services. It is mutually agreed that, beginning April 1, 2005, you will not be entitled to any other benefits.

In the event that you find other employment prior to March 31, 2007, you agree (i) to reimburse the Company for the salary deemed paid to you by the Company for the period from the date of commencement of your new employment and March 31, 2007, (ii) that Max Re Ltd. shall cease to pay the medical, disability and life insurance benefit amounts and (iii) that you shall cease to have access to the Company’s negotiated rates with Ayco.

In the event that the Company institutes a Company-wide retirement benefits program on or before March 31, 2007, you will be entitled to participate in such program, subject to the terms, conditions and limitations of such program.

Promissory Note. In accordance with the terms of the Promissory Note (the “Note”) dated March 31, 2000 that you executed in favor of Max Re Capital Ltd. (formerly known as and referenced in the Note as Maximus Capital Holdings, Ltd.), you are required to pay the outstanding principal amount and accrued interest on March 31, 2005. As of March 31, 2005, this will amount to an outstanding obligation payable to Max Re Capital of $1,711,815. It is mutually agreed that the obligation will be satisfied as follows: (x) your salary payable for the two year period commencing on April 1, 2005 and ending on March 31, 2007 (totaling $860,000) shall be applied against the outstanding obligation on March 31, 2005; (y) your unfunded deferred compensation amount as of March 31, 2005 (totaling $81,200) shall be applied against the outstanding obligation on March 31, 2005; and (z) $770,615 in cash will be paid to Max Re Capital Ltd. by wire transfer on or before March 31, 2005. Further, it is agreed that, (i) on March 31, 2005, Max Re Capital Ltd. shall release to you, and all rights thereto shall revert to you, the 133,333 common shares of Max Re Capital Ltd. held as collateral pursuant to the Charge Agreement dated March 31, 2000 and (ii) your deferred compensation account consisting only of cash holdings when the Company terminates your access to such account. An accounting of the salary and outstanding loan is attached as Schedule A. You hereby authorize the Company to apply your salary for the two-year period beginning on April 1, 2005 and ending on March 31, 2007 against such obligation amount on March 31, 2005. Further, you authorize the Company to apply your total unfunded deferred compensation in the amount of $81,200 against your loan obligation. Further, you agree to remit $770,615 to Max Re Capital Ltd. on or before March 31, 2005 to settle the remaining balance due after application of the salary and unfunded deferred compensation amounts described above. Your repayment obligation under the Note shall be satisfied upon the application of these amounts. It is agreed that all other provisions of the Note shall remain in full force and effect in accordance with its terms.

Deferred Compensation Account. You hereby agree to convert your deferred compensation account to all cash holdings prior to April 30, 2005. Max Re agrees to pay you the DC Amount Due (as defined below) from such account within 10 business days following written notice to Jim Tees that you have completed such conversion. Upon receipt of such notice, your access to the deferred compensation account shall be terminated. For purposes of this paragraph, the DC Amount Due shall equal the cash balance of the account held for your benefit at Charles Schwab after it is converted to all cash holdings. It is mutually agreed that you will no longer have a deferred compensation account as of April 1, 2005 and will receive no additional contribution from the Company.

Vesting and Exercisability of Awards. Warrants and options that have been granted to you and that would otherwise vest before April 1, 2007 in accordance with the vesting schedules set forth in the applicable agreements granting such awards shall continue to vest pursuant to such agreements until March 31, 2007. You agree that all warrants and options that do not vest on or before April 1, 2007 shall terminate and be forfeited. The vested warrants and options will remain exercisable until March 31, 2007. Notwithstanding any provision in the warrant or option agreements to the contrary, it is mutually agreed that any and all of your warrants and options not exercised on or before March 31, 2007 shall expire and be forfeited. Further, it is mutually agreed that the “Reload” provisions of each of the option agreements between you and Max Re Capital Ltd. will terminate and cease to have effect as of April 1, 2005.

The restricted shares that were granted to you pursuant to the Restricted Stock Award Agreements dated January 31, 2003, January 30, 2004 and February 7, 2005 will continue to vest on a pro rata basis until March 31, 2007. Any unvested restricted shares as of April 1, 2007 will be terminated and forfeited.

A summary of your awards and vesting is attached as Schedule B for reference.

It is mutually agreed that, to the extent necessary to give effect to the forgoing, those sections of each of the applicable award agreements governing vesting and exercisability upon termination shall be superceded and replaced by the vesting and exercisability terms of this letter agreement. It is further agreed that all other provisions of the award agreements shall remain in full force and effect in accordance with their respective terms.

No Severance. You agree that in consideration of structuring the termination and the related payments and vesting set forth herein in accordance with your preferences that no further payments, compensation or severance arrangements shall be due to you from the Company or its affiliates upon your termination. It is mutually agreed that the terms of this letter agreement supercede and replace any and all prior employment agreements between you and the Company and/or its affiliates.

No Compete. You agree that in consideration of structuring the termination and the related payments and vesting set forth herein in accordance with your preferences that, until April 1, 2007, you will not seek employment with a competitor without first obtaining the written permission of the Company. In the event such permission is granted and you become employed, the salary and vesting set forth herein will be subject to recapture on a pro rata basis. To secure a potential recapture pursuant to this provision, you agree that the Company may hold the restricted shares granted on January 31, 2003, January 30, 2004 and February 7, 2005 until March 31, 2007 even though such shares may become fully vested prior to such date. Further, until April 1, 2007, you will not anywhere within the geographical areas in which the Company or any subsidiary is conducting their business operations or providing services as of the April 1, 2005, pursue any Company or subsidiary project known to you and which the Company or any subsidiary is actively pursuing, developing or attempting to develop as of April 1, 2005 (or within six (6) months prior to such date) while the Company is (or is contemplating actively) pursuing such project directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization. Until April 1, 2007, you will not solicit any officer, employee or consultant of any of the Company or any subsidiary to leave the employ of any of the Company or any subsidiary.

Trading Policy. It is mutually agreed that you will not trade in Max Re Capital Ltd. securities prior to May 5, 2005. It is further agreed that after May 5, 2005, you will no longer be restricted to trading only during the so-called “Trading Windows”; provided that you will remain subject to all prohibitions against insider trading.

Confidential Information. On or before March 31, 2005, you will deliver to the Company all data, lists, information, memoranda, documents and all other property belonging to the Company or containing Confidential Information, including, among other things, that which relates to services performed by you for the Company or any affiliate, or was created or obtained by you while performing services for the Company or any affiliate or by virtue of your relationship with the Company or any affiliate, except that you shall have no obligation to deliver to the Company your rolodex, calendars and any documents containing your personal contacts or information. You shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity, any of the Company’s, any affiliate’s or any of their respective client’s Confidential Information at any time. For purposes herein, “Confidential Information” shall mean any valuable, competitively sensitive data and information related to the Company’s, any affiliate’s or any of their respective client’s business including, without limitation Trade Secrets that are not generally known by or readily available to such party’s competitors other than as a result of an improper disclosure directly or indirectly by you. “Trade Secrets” shall mean information or data of the Company, any affiliates or any of their respective clients including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

Non-Disparage. You acknowledge and agree that you will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company or its officers, directors, partners, employees, affiliates or agents thereof in either a professional or personal manner, except that the foregoing shall not limit normal competitive activities.

Release. In consideration of such payments and vesting, you, for yourself, your heirs, executors, administrators, successors and assigns, agree to fully release and discharge the Company, its officers, directors, employees, agents, insurers, subsidiaries, parents, affiliates, successors or assigns from any and all actions, causes of action, claims (including with respect to any deferred compensation), obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which you have, through the date of this letter, against the Company or its affiliates arising out of or in any way related to your employment or termination of your employment. You understand that this release waives claims and rights you may have under certain statutes, laws and regulations, if applicable, of any jurisdiction (including, but not limited to, Bermuda) that in any way relates to your employment or termination of employment and any and all amendments to any of same.

* * *

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith. In addition, please execute the enclosed resignation letter with respect to the above mentioned directorship.

Very truly yours,

MAX RE CAPITAL LTD.

Peter A. Minton

Accepted and Agreed as of the date

first written above:

W. Dave Brining

April 1, 2005

Robert J. Cooney
Chairman, President & Chief Executive Officer
Max Re Managers Ltd.
Max Re House
2 Front Street
Hamilton HM 11
Bermuda

Dear Bob:

Effective April 1, 2005, I hereby resign from the Board of Directors of Max Re Managers Ltd.

Yours sincerely,

W. Dave Brining

Schedule A

W. Dave Brining
Promissory Note Accounting Summary
March 22, 2005
Loan Amount Outstanding		$1,700,000
Accrued and unpaid interest through March 31, 2005		11,815
Promissary Note Pay-off Amount		1,711,815

Agreed repayment provisions:
Salary offset	860,000
Unfunded deferred comp	81,200	941,200

Cash due on or before March 31, 2005		$770,615

Schedule B

Grant Summary Report
W. Dave Brining
March 31, 2005
Grant	Grant	Grant				Outstanding		Vested	Unvested
Date	Type	Price	Granted	Vested	Unvested	Exercisable	Exercised	as of March 31, 2007
Warrants
12/22/1999	Non-Qualified	$15.00	160,000	160,000	0	160,000	0	160,000	0
6/29/2000	Non-Qualified	$15.00	240	240	0	240	0	240	0
1/1/2001	Non-Qualified	$16.00	2,245	2,245	0	2,245	0	2,245	0
5/22/2001	Non-Qualified	$18.00	4,167	4,167	834	3,333	0	4,167	0
8/17/2001	Non-Qualified	$16.00	40,000	32,000	8,000	32,000	0	40,000	0
Options
1/1/2001	Non-Qualified	$16.00	50,000	50,000	0	50,000	0	50,000	0
8/13/2001	Non-Qualified	$16.00	30,000	24,000	6,000	24,000	0	30,000	0
1/1/2002	Non-Qualified	$15.66	50,000	40,000	10,000	40,000	0	50,000	0
Restricted Stock
1/1/2001	Restricted		18,000	18,000	0	n/a	n/a	18,000	0
1/31/2003	Restricted		12,000	0	12,000	n/a	n/a	12,000	0
1/30/2004	Restricted		21,000	0	21,000	n/a	n/a	21,000	0
2/7/2005	Restricted		3,300	0	3,300	n/a	n/a	0	3,300	(a)
(a) — Subject to pro-rata vesting. Approximately 2,300 restricted shares may vest at March 31, 2007 and 1,000 restricted shares will be forfeited.
NOTE: THIS SUMMARY REPORT IS FOR REFERENCE ONLY. THE ACTUAL GRANTS ARE DETERMINED BY THE AWARD AGREEMENTS.